COOPERS                    COOPERS & LYBRAND L.L.P.
& LYBRAND                  a professional services firm



CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the Registration Statements of Oreegon Metallurgical Corporation on Forms S-8 (File Nos. 33-18650, 33-63449 and 333-00167) of our reports dated February 16, 1996, except for the second paragraph of Note 8, as to which the date is March 1, 1996, on our audits of the consolidated financial statements and financial statement schedule of Oregon Metallurgical Corporation as of December 31, 1995 and 1994, and for the years ended December 31, 1995, 1994, and 1993, which reports are included or incorporated by reference in this amendment on Form 10-K/A.


/s/ Coopers & Lybrand

Eugene, Oregon
August 13, 1996

Coopers & Lybrand L.L.P. is a member of Coopers & Lybrand
International, a limited liability association incoprorated in Switzerland.